UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2009
SPARTON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-1000	38-1054690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 East Ganson Street
Jackson, Michigan		49202
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (517) 787-8600
N/A
(Former Name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 26, 2009, the Board of Directors of Sparton Corporation, an Ohio corporation (the “Company” or “Sparton”) approved and adopted the Sparton Short-Term Incentive Plan (the “Plan”). The purpose of the Plan is to increase shareholder value and ensure the success of the Company by motivating Participants to achieve all defined financial and operating goals and strategic objectives of the business. The Plan is further intended to attract and retain key management Employees essential to the success of the business and to provide competitive compensation programs consistent with market competitive pay practices.
The Compensation Committee of the Company’s Board of Directors (the “Committee”) has been appointed by the Board to administer the Plan. The Committee, with the approval of the Board, shall select executive or key employees of the Company or of any Affiliate, including the Company’s President and Chief Executive Officer, Chief Financial Officer and named executive officers, as defined by Item 402 of Regulation S-K, to be Participants in the Plan for any Annual Performance Period. Participation in the Plan is in the sole discretion of the Committee, on an Annual Performance Period by Annual Performance Period basis. The first Annual Performance Period for which awards under the Plan may be made is the Company’s fiscal year ending June 30, 2010.
The Committee, subject to approval by the Board, shall establish an Individual Potential Award Percentage for each Participant equal to a percentage of such Participant’s salary. The Company shall determine and recommend, and the Committee shall, in its sole discretion, approve the performance goals and objectives applicable to any Actual Incentive Award. The requirements may be on the basis of any factors the Committee determines relevant, and may be on an individual, business unit or Company-wide basis. Failure to meet the performance goals and objectives of the Annual Performance Period will result in the Participant’s failure to earn the Actual Incentive Award, except as otherwise determined by the Committee. Actual Incentive Award Payments will be determined, based on audited achievement levels of established performance goals and objectives for the Annual Performance Period, by the Committee and approved by the Board.
For each Annual Performance Period, the Committee, subject to approval by the Board, shall establish an Incentive Award Pool. Payment of each Actual Incentive Award shall be made as soon as practicable as determined by the Committee after the completion of the independent audit and filing of the annual report on Form 10-K for the Annual Performance Period during which the Actual Performance Award was earned. Unless otherwise determined by the Committee, to receive payment of an Actual Incentive Award, a Participant must be employed by the Company or any Affiliate on the last day of the Annual Performance Period, and, subject to certain exceptions in the event of a Participant’s death or disability, on the date of payment of the Actual Incentive Award. Actual Incentive Awards shall be paid from the Incentive Award Pool in cash in a single lump sum.
The Committee may, in its sole discretion, grant an award for an extraordinary individual contribution which substantially benefits the Company but is not reflected in the achievement of a Participant’s individual goals.
The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Incentive Award theretofore earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan. The Plan will remain in effect until terminated.
The description of the Plan above does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
The Committee, with the approval of the Board, has selected certain Employees to be Participants in the Plan for the Annual Performance Period ending June 30, 2010 and has established awards for that period. The Individual Potential Award Percentages for these Participants range from 15% to 85% of a Participant’s base salary. The performance goals and objectives are based upon three components: corporate net income before tax, business unit net income before tax, and measured personal objectives. These components may be weighted separately for each Participant. Awards will be payable on a graduated scale ranging from a threshold of 50% of the target award for each component up to a maximum of 200% of the target award for that component. No award for a component is payable if performance is below the threshold.
The awards for the Company’s President and CEO, Senior Vice President and Chief Financial Officer and named executive officers are as set forth below:

		Short-Term Incentive Plan Weighting
		Corporate Net	Business Unit Net	Measured
	Award (% of	Income	Income	Personal
Name	Base Salary)	Before Tax	Before Tax	Objectives
Cary B. Wood President and Chief Executive Officer	85%	85%	0%	15%

Gregory A. Slome Senior Vice President and Chief Financial Officer	35%	85%	0%	15%

Duane K. Stierhoff Senior Vice President, Medical Systems	40%	25%	65%	10%

Joseph S. Lerczak Group Controller and Secretary	20%	65%	0%	35%
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1     Sparton Short-Term Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTON CORPORATION
Dated: July 1, 2009	By:	/s/ Cary B. Wood
Cary B. Wood, President and Chief
Executive Officer

Index to Exhibits

Exhibit No.	Description

Exhibit 10.1	Sparton Short-Term Incentive Plan